Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 977-3000

Paul M. Roberts
Director of Communications
(978) 326-4213

Analogic Corporation Announces Revenues and Earnings
for Its Fourth Quarter and Fiscal Year Ended July 31, 2005

PEABODY, MA (September 26, 2005) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, today announced revenues and earnings for its fourth quarter and twelve-month period ended July 31, 2005.

Revenues for the fourth quarter ended July 31, 2005, were $101,998,000, compared with the prior year’s fourth-quarter revenues of $102,235,000, a decrease of $237,000. Net income for the fourth quarter was $4,287,000, or $0.31 per diluted share, compared with $3,904,000, or $0.29 per diluted share, for the prior year’s fourth quarter. Security systems shipments increased substantially over the prior year’s fourth quarter, and the Company had increased sales of medical Computed Tomography (CT) and clinical ultrasound systems, as well as continued growth in the sales of high-performance subsystems for CT and Magnetic Resonance Imaging (MRI). Sales of cardiac information management, Digital Radiography (DR), embedded multicomputing, and patient monitoring systems were down from the same quarter a year earlier.

Revenues for the twelve months ended July 31, 2005, were $364,571,000, compared with the prior year’s revenues of $355,557,000, an increase of $9,014,000 or 2.5%. Net income for the twelve-month period was $28,862,000, or $2.12 per diluted share, compared with $8,354,000, or $0.62 per diluted share, for the same period a year ago, an increase of $20,508,000 or 245%.

During the fiscal year, the Company recorded a gain of $43,829,000 from the sale of its 14.6% equity interest in Cedara Software Corporation of Mississauga, Ontario, Canada. The net income attributable to the sale of these marketable securities was $27,388,000, or $2.01 per diluted share. The Company also recorded pre-tax asset writedowns of $6,599,000 during fiscal 2005 related to its medical technology business resulting from the writedown of certain investments to their net realizable values and the abandonment of certain technologies due to realignment of the Company’s marketing, research, and development activities. The net loss attributable to these pretax asset writedowns was approximately $4,800,000, or $0.35 per diluted share.

BUSINESS UPDATE

John Wood, Analogic President and CEO, said, “Our medical subsystems business for Original Equipment Manufacturers (OEMs) continued to grow substantially in fiscal 2005. We shipped increasing numbers of innovative Data Acquisition Systems (DASs) for CT, and of a new generation of Radio Frequency (RF) amplifiers for MRI systems. Both of these businesses are demonstrating the initial impact of our increased research and development efforts over the past several years. Our medical CT system business began a resurgence this year, as shipments increased. The investment in CT R&D also led directly to an agreement with a well known international OEM to develop a new family of multi-slice CT systems for them, which we expect to begin shipping in late fiscal 2006. Ultrasound systems shipments were also up for the year.

“On the security side of our business, shipments to L-3 Communications almost doubled over the prior year, as we saw a steady, more predictable order rate. L-3 is continuing to deploy advanced Explosives Detection Systems (EDSs) in U.S. airports and has been very successful in generating new orders abroad.”

Digital radiography revenues have not yet met expectations. DR shipments by our ANEXA subsidiary were below projections, due essentially to delays in obtaining a key subsystem for its new flagship SyneRad™ OMNI Digital Radiography system. The first OMNI production units began shipping this month. A number of radiologists and physicists outside the Company who have evaluated images from the OMNI believe them to be the best in the industry.

Patient monitoring revenues were down, as expected, due to a shift in OEM customer product emphasis, as were embedded multicomputing system revenues. Sales of cardiac information and image management systems were also substantially lower, as anticipated, in good part because of market uncertainty following the need to restate Camtronics’ revenues during the prior fiscal year. A new management team was put in place at Camtronics during the year and has produced continuous improvement in revenue over the past two quarters.

As expected, operating costs were up over the previous year due primarily to increased administrative costs associated with Sarbanes-Oxley compliance and the Company’s prior year financial restatement related to Camtronics’ software revenue recognition issues.

Considerable progress was made in a number of areas during the fourth quarter. The Company received a $36,000,000 order for EXACT™ systems that is now scheduled for completion in June 2006. The U.S. Transportation Security Administration (TSA) certified an upgrade kit developed by Analogic with a leading OEM for EDS systems already deployed in the field. Prototypes of the upgrade are expected to go into field trials later this calendar year and the kit be put into production during the second half of the fiscal year. Significant progress was also made on a next-generation EDS system that is being developed in part with a grant from the TSA. Work also continues on a revolutionary EDS system targeted for delivery in a 2011 timeframe. In July, Wood testified before a Congressional Committee on leveraging technology to improve aviation security. There appeared to be strong congressional support for deploying advanced technology to improve detection capabilities and reduce costs.

Analogic’s COBRA™ Checkpoint Security System was placed into a field trial at Boston’s Logan International Airport during the quarter, where it clearly demonstrated its superior detection capabilities while gathering technical data on 37,000 bags in real field conditions. Pilot units are expected to be placed in several locations, including overseas, in the near future.

Working with VisEn Medical, a pioneer in the field of optical molecular imaging, Analogic has developed a Fluorescent Molecular Tomography (FMT) system that can detect biological processes at the molecular level. Preproduction units have been installed at several top-tier pharmaceutical and academic institutions in the U.S. and Europe. The unit is expected to go into production later this year.

During the quarter, Analogic announced U.S. Food and Drug Administration (FDA) clearance for its new LIFEGARD™ II non-invasive patient and specialty monitors, which will begin shipping this quarter.

“We made considerable progress this year,” Wood concluded. “Over the past several years we have invested heavily in research and development on both medical and security products. Development of new, innovative CT data acquisition systems is expanding our capabilities and our opportunities in both medical and security CT. We are developing new CT systems for niche markets, and at PhotoDetection Systems work continues on an advanced Positron Emission Tomography (PET) system, which employs an innovative new detector technology and can be combined with an Analogic CT for a new generation of hybrid PET/CTs. We are working on a new family of ultrasound scanners, and a unique ultrasound mammography system that is now producing its first clinical images.

“Working with Sanders Design Inc., progress has been made in the development of an advanced InfraRed Counter Measures (IRCM) system to protect civilian aircraft from shoulder-fired missiles. Though much remains to be done, we believe this patented technology has significant potential. With continued, aggressive development of a variety of new, high-performance medical and security products, we believe that the Company is setting a strong foundation for long-term growth as The World Resource for Health and Security Technology.”

MANAGEMENT’S REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

The Company has concluded that deficiencies in the controls and procedures related to software revenue recognition at its Camtronics subsidiary continue to constitute a “material weakness,” as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2.

As a result of this material weakness at Camtronics, management has concluded that the Company’s internal control over financial reporting was not effective as of July 31, 2005, and expects that the Company’s independent registered public accounting firm will reach the same conclusion in its audit report on the Company’s internal control over financial reporting. The management report on internal control over financial reporting will be included in the Company’s annual report on Form 10-K, which will be filed in October 2005.

“We have made good progress in fiscal year 2005 in addressing and resolving the control deficiencies related to software revenue recognition procedures,” Wood said. “We are continuing our efforts to remediate these deficiencies and are confident that we will bring this matter to final resolution during fiscal year 2006.”

CONFERENCE CALL

Analogic will conduct an investor conference call on Monday, September 26, at 11:00 a.m. ET to discuss the fourth-quarter and fiscal-year 2005 results and recent developments. To participate in the conference call dial

1-888-282-6043 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Monday, October 17.

A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) Wednesday, September 28. To access the digital replay, dial 1-800-642-1687. The conference ID number is 9105900. For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multicomputing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of September 26, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to September 26, 2005.

Consolidated Statements of Operations (in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	(Unaudited)		(Audited)
	2005	2004	2005	2004

Net Revenue:
Product	$93,732	$94,983	$336,249	$327,129
Engineering	5,538	4,752	19,168	20,081
Other	2,728	2,500	9,154	8,347

Total net revenue	101,998	102,235	364,571	355,557

Cost of sales:
Product	54,879	57,366	202,623	195,920
Engineering	5,300	5,048	16,659	13,487
Other	1,292	1,358	5,266	4,863

Total cost of sales	61,471	63,772	224,548	214,270

Gross margin	40,527	38,463	140,023	141,287

Operating expenses:
Research and product development	13,548	14,804	57,976	58,673
Selling and marketing	9,726	9,654	37,819	37,025
General and administrative	11,957	10,313	43,646	39,200
Asset impairment charges	65	—	6,599	—

Total operating expenses	35,296	34,771	146,040	134,898

Income (loss) from operations	5,231	3,692	-6,017	6,389

Other (income) expense:
Interest income	-1,874	-840	-5,243	-3,669
Interest expense	28	41	54	294
Equity (gain) in unconsolidated affiliates	465	271	-262	-577
Gain on sale of marketable securities	—	—	-43,829	—
Other	259	-77	-8	240

Total other (income) expense	-1,122	-605	-49,288	-3,712

Income before income taxes	6,353	4,297	43,271	10,101
Provision for income taxes	2,066	393	14,409	1,747

Net income	$4,287	$3,904	$28,862	$8,354

Earnings per common share:
Basic	$0.32	$0.29	$2.13	$0.62
Diluted	0.31	0.29	2.12	0.62
Dividends declared per share	$0.08	$0.08	$0.32	$0.32
Shares outstanding:
Basic	13,624	13,569	13,566	13,463
Diluted	13,711	13,561	13,619	13,519

Condensed Consolidated Balance Sheets (in thousands)

	July 31,	July 31,
	2005	2004
	(Audited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$220,454	$176,637
Accounts and notes receivable, net	56,613	55,498
Inventories	70,026	65,952
Other current assets	35,379	30,034

Total current assets	382,472	328,121
Property, plant and equipment, net	87,554	91,077
Other assets	26,679	32,873

Total Assets	$496,705	$452,071

Liabilities and Stockholders’ Equity:
Notes payable and other	$146	$962
Accounts payable	22,532	21,707
Accrued liabilities	22,444	21,380
Advance payments and deferred revenue	38,709	32,406
Accrued income taxes	11,167	5,791

Total current liabilities	94,998	82,246

Obligations under capital lease	58	155
Deferred revenue	295	1,459
Deferred income taxes	1,764	810

Total long term liabilities	2,117	2,424
Stockholders’ Equity	399,590	367,401

Total Liabilities and Stockholders’ Equity	$496,705	$452,071